                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          MANHATTAN ASSOCIATES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     --------------------------------------------------------------------------


(2)  Aggregate number of securities to which transaction applies:

     --------------------------------------------------------------------------


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     --------------------------------------------------------------------------


(4)  Proposed maximum aggregate value of transaction:

     --------------------------------------------------------------------------


(5)  Total fee paid:

     --------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

     --------------------------------------------------------------------------


(2)  Form, Schedule or Registration Statement No.:

     --------------------------------------------------------------------------


(3)  Filing Party:

     --------------------------------------------------------------------------


(4)  Date Filed:

     --------------------------------------------------------------------------

                          MANHATTAN ASSOCIATES, INC.
                      2300 Windy Ridge Parkway, Suite 700
                            Atlanta, Georgia  30339
                                (770) 955-7070


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD JULY 24, 1999

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Manhattan Associates, Inc. (the "Company") will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339, at 9:00 a.m., Atlanta, Georgia time, on July 24, 1999 (the "Special Meeting"), to consider and act upon:

     1. a proposal to increase the number of shares available for issuance under the Company's Stock Incentive Plan from 7,000,000 shares to 9,000,000 shares, an increase of 2,000,000 shares; and

     2. such other business as may properly come before the Special Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on June 24, 1999, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting.


                                    By Order of the Board of Directors,



                                    /s/ Alan J. Dabbiere
                                    Alan J. Dabbiere,
                                    Chairman of the Board of Directors, Chief
                                    Executive Officer and President

July 13, 1999
Atlanta, Georgia



                                   IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                          MANHATTAN ASSOCIATES, INC.
                      2300 Windy Ridge Parkway, Suite 700
                            Atlanta, Georgia 30339
                             _____________________

                               Proxy Statement
                             _____________________

                                 JULY 24, 1999

                             _____________________

                INFORMATION CONCERNING SOLICITATION AND VOTING

Shareholders Meeting

     This Proxy Statement and the enclosed Proxy card ("Proxy") are furnished on behalf of the Board of Directors of Manhattan Associates, Inc., a Georgia corporation ("Manhattan" or the "Company" or "we"), for use at a Special Meeting of Shareholders to be held on July 24, 1999 at 9:00 a.m., Atlanta, Georgia time (the "Special Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The purpose of the Special Meeting is to approve a proposed amendment to the Company's Stock Incentive Plan (the "Plan") to increase the number of shares of Common Stock available for grant under the Plan from 7,000,000 to 9,000,000. The Special Meeting will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339. The Company intends to mail this Proxy Statement and the accompanying Proxy on or about July 13, 1999, to all shareholders entitled to vote at the Special Meeting.

Shareholders Entitled to Vote

     Only holders of record of the Company's $.01 par value per share common stock (the "Common Stock") at the close of business on June 24, 1999, will be entitled to notice of and to vote at the Special Meeting. At the close of business on June 24, 1999, the Company had outstanding and entitled to vote 24,041,887 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting. Any shareholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing with the Secretary of the Company a Proxy bearing a later date. The holders of a majority of the total shares of Common Stock outstanding on the record date, whether present at the Special Meeting in person or represented by Proxy, will constitute a quorum for the transaction of business at the Special Meeting. The shares held by each shareholder who signs and returns the enclosed Proxy will be counted for the purposes of determining the presence of a quorum at the meeting, whether or not the shareholder abstains on all or any matter to be acted on at the meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Counting of Votes

     The accompanying Proxy provides a means for a shareholder to vote for, against or abstain from voting on the proposed amendment to the Plan and any other matters brought before the Special Meeting. Each Proxy will be voted in accordance with the shareholder's directions. The affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy is required for the approval of the proposed amendment to the Plan. Abstentions with respect to the proposed amendment will have the same effect as a vote against the amendment. With respect to broker non-votes, the shares will not be considered present at the meeting for purposes of approval of the proposed amendment to the Plan. Consequently, broker non-votes will not be counted with regard to the proposed amendment, but they will have the effect of reducing the number of affirmative votes required to approve the amendment, because they reduce the number of shares present or represented from which a majority is calculated.

Proxies

     When the enclosed Proxy is properly signed and returned, the shares which it represents will be voted at the Special Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the amendment to the Plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the amount and percent of shares of Common Stock that, as of June 24, 1999, are deemed under the rules of the Securities and Exchange Commission (the "Commission") to be "beneficially owned" by each member of the Board of Directors of the Company, by each nominee to become a member of the Board of Directors, by each Executive Officer of the Company, by all Directors and Executive Officers of the Company as a group, and by any person or "group" (as that term is used in the Securities Act of 1934, as amended) known to the Company as of that date to be a "beneficial owner" of more than 5% of the outstanding shares of Common Stock of the Company.


                                                                                              Common Stock
                                                                                          Beneficially Owned(2)
                                                                                  -------------------------------------
                                                                                     Number of             Percentage
                                                                                     Shares of                  Of
Name of Beneficial Owner(1)                                                         Common Stock              Class
--------------------------                                                       -----------------       --------------
Alan J. Dabbiere(3)............................................................        10,845,063              45.2%
Deepak Raghavan(4).............................................................         2,591,193              10.8%
Gregory Cronin(5)..............................................................           126,667                 *
David K. Dabbiere(6)...........................................................           364,000               1.5%
Michael J. Casey(7)............................................................            46,668                 *
Neil Thall.....................................................................                --                 *
Oliver M. Cooper(8)............................................................             3,000                 *
Brian J. Cassidy(9)............................................................            87,500                 *
John J. Huntz, Jr.(10).........................................................            12,500                 *
Thomas Noonan(10)..............................................................            11,000                 *
Ponnambalam Muthiah(11)........................................................         2,714,561              11.3%
Deepak M.J. Rao(12)............................................................         2,675,861              11.1%
All executive officers and directors as a group (9 persons)(13)................        14,084,591              57.7%

__________
  *Less than 1% of the outstanding Common Stock.
(1) Except as set forth herein, the street address of the named beneficial owner is c/o Manhattan Associates, Inc., 2300 Windy Ridge Parkway, Suite 700, Atlanta, Georgia 30339.

(2) For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding include (i) 24,041,887 shares outstanding as of June 24, 1999 and (ii) 388,335 shares issuable by us pursuant to options held by the respective person or group which may be exercised within 60 days following June 24, 1999 ("Presently Exercisable Options"). Presently Exercisable Options are considered to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(3) Consists of 10,845,063 shares held by Pegasys Systems Incorporated, a corporation controlled by Mr. Dabbiere, 80% of the equity interest of which is held by a trust for the benefit of Mr. Dabbiere's siblings, certain extended relatives and any future descendants. Mr. Dabbiere disclaims beneficial ownership of the shares held by Pegasys which are allocable to the interest held by the trust.

(4) Includes 2,485,193 shares held by a limited partnership controlled by Mr. Raghavan, the 99% limited partnership interest of which is owned by a trust for the benefit of his descendants, and 6,000 shares held by Mr. Raghavan for the benefit of his minor child. Mr. Raghavan disclaims beneficial ownership of the shares held by the limited partnership which are allocable to the interest held by the trust and the shares held for the benefit of his child.

(5)  Includes 126,667 shares issuable pursuant to Presently Exercisable Options.

(6) Includes 50,000 shares held by Mr. Dabbiere for the benefit of his minor children and 160,000 shares issuable pursuant to Presently Exercisable Options.

(7)  Includes 46,668 shares issuable pursuant to Presently Exercisable Options.

(8)  Includes 3,000 shares issuable pursuant to Presently Exercisable Options.

(9)  Includes 35,000 shares issuable pursuant to Presently Exercisable Options.

(10) Includes 10,000 shares issuable pursuant to Presently Exercisable Options.

(11) Includes 1,897,917 shares held by a limited partnership controlled by Ponnambalam Muthiah, the 99% limited partnership interest of which is held by a trust for the benefit of his descendants, and 12,000 shares held by him for the benefit of his minor children. Ponnambalam Muthiah disclaims beneficial ownership of the shares held by the limited partnership which are allocable to the interest held by the trust and the shares held for the benefit of his children.

(12) Includes 2,369,461 shares held by a limited partnership controlled by Mr. Rao, the 99% limited partnership interest of which is held by a trust for the benefit of his descendants, and 6,400 shares held by Mr. Rao for the benefit of his minor children. Mr. Rao disclaims beneficial ownership of the shares held by the limited partnership which are allocable to the interest held by the trust and the shares held for the benefit of his children.

(13) Includes 10,845,063 shares held by a corporation controlled by Mr. Dabbiere; 2,485,193 shares held by a limited partnership controlled by Mr. Raghavan; 100,000 shares held by Mr. Raghavan and 6,000 shares held by Mr. Raghavan's child, who is a minor; 154,000 shares held by David K. Dabbiere and 50,000 shares held by Mr. Dabbiere for the benefit of his minor children; 52,500 shares held by Brian J. Cassidy; 2,500 shares held by John
     J. Huntz, Jr.; 1,000 shares held by Thomas Noonan; and 388,335 shares issuable pursuant to Presently Exercisable Options.

                            EXECUTIVE COMPENSATION


     Summary Compensation Table. The following table sets forth, for the year ended December 31, 1998, the total compensation paid to or accrued by our Chief Executive Officer and the five other executive officers with the next highest total annual salary and bonus that exceeded $100,000 (collectively, the "Named Executive Officers").

                                                                                                       Long Term
                                                                 Annual Compensation                  Compensation
                                                      ------------------------------------------      ------------
                                                                                                        Number of
                                                                                      Other            Securities         All
                                                                                     Annual            Underlying        Other
Name and Principal Position                  Year      Salary         Bonus      Compensation(1)         Options     Compensation
---------------------------                  ----     ---------    ------------  ---------------         -------     ------------
Alan J. Dabbiere.........................    1998      $150,000          --              --                  --             --
 Chairman of the Board, Chief                1997       250,000    $406,170(2)           --                  --             --
 Executive Officer and President

Gregory Cronin (3)                           1998       203,941     100,000(4)      $70,634(5)               --             --
 Executive Vice President                    1997        17,692     100,000(6)           --             350,000             --

David K. Dabbiere(7).....................    1998       104,340     150,000(8)       50,280(5)          160,000        $17,000(9)
 Senior Vice President, Chief                1997            --          --              --                  --             --
 Legal Officer and Secretary

Michael J. Casey.........................    1998       121,939      25,000(11)          --              45,000             --
 Senior Vice President, Chief                1997        16,154      20,000(6)           --             100,000             --
 Financial Officer and Treasurer

Neil Thall...............................    1998       184,633      40,000(4)           --                  --             --
 Senior Vice President--Supply               1997            --          --              --             150,000             --
 Chain Strategy

Oliver M. Cooper(10).....................    1998       148,981      56,250(11)          --                  --         29,167(12)
 Chief Operating Officer                     1997        69,327      70,000(6)           --             200,000             --

__________
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation received in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.
(2) Represents bonuses and sales commissions awarded and paid in 1997 based upon 1997 performance.
(3) Mr. Cronin resigned as Executive Vice President in March 1999 and became a Director in March 1999.
(4)  Represents bonuses accrued in 1998 based upon 1998 performance.
(5)  Represents payments of relocation expenses.
(6) Represents a bonus paid to Messrs. Cronin, Casey and Cooper in December 1997, November 1997 and August 1997, respectively, upon joining Manhattan.
(7)  Mr. David Dabbiere joined Manhattan in March 1998.
(8) Represents a bonus paid to Mr. David Dabbiere in April 1998 upon joining Manhattan and a bonus accrued in 1998 based upon 1998 performance.
(9) Represents payments for consulting services made prior to Mr. David Dabbiere's joining Manhattan in March 1998.
(10) Mr. Cooper resigned as Chief Operating Officer in November 1998.
(11) Represents a bonus awarded and paid in 1998 based upon 1998 performance.
(12) Represents payments pursuant to Mr. Cooper's severance agreement. For more information, see "Certain Transactions--Related Party Transactions."

Option Grants in Last Fiscal Year

     The following table sets forth all individual grants of stock options during the year ended December 31, 1998, to each of the Named Executive
Officers:


                                                            Individual Grants
                                        ---------------------------------------------------------
                                         Number of     Percent of                                      Potential Realizable
                                        Securities    Total Options                                     Value at Assumed
                                        Underlying      Granted to     Exercise or                     Annual Rates of Stock
                                          Options     Employees in     Base Price      Expiration       Price Appreciation
             Name                         Granted       Fiscal Year    Per Share          Date          for Option Term(1)
             ----                       ---------    -------------     -----------     ----------     -----------------------
                                                                                                         5%           10%
                                                                                                      ----------   ----------
Alan J. Dabbiere.....................          --         --                  --               --             --           --
Gregory Cronin(2)....................          --         --                  --               --             --           --
David K. Dabbiere....................     160,000        4.3%            $ 10.00          2/29/08     $1,006,231   $2,549,988
Michael J. Casey.....................      45,000        1.2%             13.875          8/25/08        392,666      995,093
Neil Thall...........................          --         --                  --               --             --           --
Oliver M. Cooper(3)..................          --         --                  --               --             --           --

__________
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the fair market value per share on the date of grant and assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are mandated by the rules of the Securities and Exchange Commission and are not intended to forecast future appreciation of our stock price. The potential realizable value computation is net of the applicable exercise price, but does not take into account federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. Actual gains, if any, are dependent upon the timing of such exercise and the future performance of our Common Stock. There can be no assurance that the rates of appreciation in this table can be achieved. This table does not take into account any appreciation in the price of our Common Stock to date.
(2) Mr. Cronin resigned as Executive Vice President in March 1999 and became a Director in March 1999.
(3) Mr. Cooper resigned as Chief Operating Officer in November 1998.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

     The following table summarizes the number of shares and value realized by each of the Named Executive Officers upon the exercise of options and the value of the outstanding options held by the Named Executive Officers at December 31, 1998:

                                                                            Number of                       Value of
                                       Shares                         Securities Underlying                Unexercised
                                      Acquired        Value            Unexercised Options             In-the-Money Options
             Name                   on Exercise     Realized(1)         at Fiscal Year-End             at Fiscal Year-End(2)
             ----                   -----------     -----------   -----------------------------    -----------------------------
                                                                  Exercisable     Unexercisable    Exercisable     Unexercisable
                                                                  -----------     -------------    -----------     -------------
Alan J. Dabbiere..................           --             --             --                --             --                --
Gregory Cronin(3).................           --             --        116,667           233,333     $2,770,841        $5,541,659
David K. Dabbiere.................           --             --        160,000                --      2,760,000                --
Michael J. Casey..................           --             --         46,668            98,332      1,155,033         1,921,842
Neil Thall........................       80,000     $1,180,000             --            70,000             --         1,610,000
Oliver M. Cooper(4)...............       82,500      1,713,335         17,500                --        433,125                --

__________
(1) Amounts disclosed in this column do not reflect amounts actually received by the Named Executive Officers but are calculated based on the difference between the fair market value on the date of exercise of the options and the exercise price of the options. The Named Executive Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of our Common Stock at the time of such sale.
(2) Based on the fair market value of our Common Stock as of December 31, 1998 of $27.25 per share as reported on the Nasdaq National Market, less the exercise price payable upon exercise of such options.
(3) Mr. Cronin resigned as Executive Vice President in March 1999 and became a Director in March 1999.
(4) Mr. Cooper resigned as Chief Operating Officer in November 1998.

Employment Agreements

     Mr. Casey entered into an employment agreement with Manhattan effective as of November 10, 1997. Pursuant to this agreement, Mr. Casey is entitled to receive an annual base salary of $120,000 and is entitled to a performance-related bonus of up to $25,000 per year. In addition, Mr. Casey received a signing bonus of $20,000 and an option to purchase 100,000 shares of our Common Stock, of which 20,000 shares vested over the first six months of the option term beginning on November 10, 1997, 26,668 shares vested on November 10, 1998, 26,666 shares vest on November 10, 1999, and 26,666 shares vest on November 10, 2000. All of the shares granted pursuant to this option will become immediately exercisable upon a sale of Manhattan. Under the terms of the agreement, Mr. Casey has agreed to assign to Manhattan all patents, copyrights and other intellectual property developed by him during the course of his employment. In addition, Mr. Casey has agreed not to solicit our customers for a period of one year following the termination of his employment. In connection with any termination of Mr. Casey's employment, other than a termination based on gross negligence or willful misconduct, Mr. Casey will be entitled to receive a severance payment within 30 days of termination equal to fifty percent of his base salary.

     Mr. Cronin entered into an employment agreement with Manhattan effective as of November 15, 1997. Pursuant to this agreement, Mr. Cronin is entitled to receive an annual base salary of $200,000 and is entitled to a performance-related bonus of up to $100,000 per year. In addition, Mr. Cronin received a signing bonus of $100,000 and an option to purchase 350,000 shares of our Common Stock, which began to vest in three equal annual installments beginning November 14, 1998. Under the terms of the agreement, Mr. Cronin agreed to assign to Manhattan all patents, copyrights and other intellectual property developed by him during the course of his employment. Mr. Cronin resigned as Executive Vice President in March 1999 and became a Director in March 1999. Mr. Cronin has agreed not to solicit any of our customers for a period of one year following the termination of his employment.

     Mr. Thall entered into an employment agreement with Manhattan effective as of November 25, 1997. Pursuant to this agreement, Mr. Thall is entitled to receive an annual base salary of $200,000 and is entitled to a performance-related bonus of up to $40,000 per year. In addition, Mr. Thall received an option to purchase 150,000 shares of our Common Stock, of which 40,000 shares vested on each of November 25, 1997 and November 25, 1998, 40,000 shares vest on November 25, 1999 and 30,000 shares vest on November 25, 2000. Under the terms of the agreement, Mr. Thall has agreed to assign to us all patents, copyrights and other intellectual property developed by him during the course of his employment. In addition, Mr. Thall has agreed not to solicit our customers for a period of one year following his voluntary termination or termination without cause.

Stock Option Plans

     Manhattan Associates, LLC Option Plan. The Manhattan Associates, LLC Option Plan (the "LLC Option Plan") became effective on January 1, 1997. The aggregate number of shares reserved for issuance under the LLC Option Plan was 5,000,000 shares. The purpose of the LLC Option Plan was to provide incentives for key employees, officers, consultants and directors to promote the success of Manhattan and to enhance our ability to attract and retain the services of such persons. Options granted under the LLC Option Plan were not options intended to qualify as "incentive stock options" under Section 422 of the Code. Since February 28, 1998, no additional options could be granted pursuant to the LLC Option Plan.

     As of June 24, 1999, we had outstanding options to purchase 2,416,540 shares of Common Stock under the LLC Option Plan at a weighted average exercise price of $4.59 per share.

     Stock Incentive Plan. Manhattan's Stock Incentive Plan was adopted by the Board of Directors and approved by our shareholders in February 1998. As amended to date, up to 7,000,000 shares of Common Stock (subject to adjustment in the event of stock splits and other similar events), less the number of shares issued under the LLC Option Plan, could be issued pursuant to stock options and other stock incentives granted under the Stock Incentive Plan. In addition, the Plan provides for an annual increase in the number of shares available for issuance under the Plan by an amount equal to 5% of the outstanding shares of Common Stock of Manhattan. As of June 24, 1999, we had outstanding options or other stock incentives to acquire 3,446,159 shares of Common Stock under the Stock Incentive Plan at a weighted average exercise price of $11.25 per share.

     The Stock Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory stock options, restricted stock awards and stock appreciation rights ("SARs", and, together with the other options and incentives, "Awards"). Officers, employees, directors, advisors and consultants of Manhattan and any of its subsidiaries are eligible to be granted Awards under the Stock Incentive Plan. Under present law, however, incentive stock options may be granted only to employees. The granting of Awards under the Stock Incentive Plan is discretionary. We will be required to recognize compensation expense over the vesting period of any SARs granted.

     Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price that may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. Under present law, incentive stock options may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Manhattan). The Stock Incentive Plan permits the payment of the exercise price of options to be in the form of cash, or if the individual option agreement so provides, by surrender to us of shares of Common Stock or by a cashless exercise through a brokerage transaction.

     The Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors. The committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Stock Incentive Plan generally and to interpret the provisions thereof. The committee may amend, modify or terminate any outstanding Award and with respect to new Awards will determine:

     . the number of shares of Common Stock covered by options, restricted stock awards or SARs, the dates upon which such options or SARs become exercisable and the restrictions on restricted stock lapse;

     . the exercise price of options and SARs and the purchase price, if any, of restricted stock;

     .    the duration of options and SARs; and

     .    the conditions and duration of restrictions on restricted stock.

     No Award may be made under the Stock Incentive Plan after February 2008, but Awards previously granted may extend beyond that time. The Board of Directors may at any time terminate the Stock Incentive Plan. Any such termination will not affect outstanding options, restricted stock or SARs.

     Other Options. In addition to options issued under the LLC Option Plan and the Stock Incentive Plan, as of June 24, 1999, we had outstanding options to purchase an aggregate of 719,784 shares of Common Stock to employees outside of the LLC Option Plan and the Stock Incentive Plan at a weighted average exercise price of $1.21 per share.

Deferred Compensation Plans

     401(k) Profit Sharing Plan. We maintain a 401(k) Profit Sharing Plan (the "401(k) Plan") that is intended to be a tax-qualified contribution plan under
Section 401(k) of the Code. Pursuant to the 401(k) Plan, participants may contribute, subject to certain Code limitations, up to 10% of eligible compensation, as defined, to the 401(k) Plan. Employees are eligible for this arrangement upon completion of their first calendar month of employment. We will match contributions made by employees pursuant to the 401(k) Plan at a rate of 50% of the participant's contributions, up to 6% of the eligible compensation being contributed after the participant's first year of employment, subject to certain Code limitations. All of our employees who have completed one year of service consisting of at least 1,000 hours of employment are eligible for the matching contribution. We may make an additional contribution to participants' 401(k) accounts each year at the discretion of the Board of Directors. The portion of a participant's account attributable to his or her own contributions is 100% vested. The portion of the account attributable to our contributions (including matching contributions) vests over 5 to 7 years of service with Manhattan. Distributions from the 401(k) Plan may be made in the form of a lump-sum cash payment or in installment payments.

     Defined Contribution Plan. Until 1998, we sponsored a defined contribution pension plan (the "Pension Plan") covering substantially all of our employees. Under the Pension Plan, we contributed up to 8% of a participant's eligible compensation, as defined, to the Pension Plan after the participant's first year of employment. There was no contribution to the Plan during 1998 as the Plan was terminated.

     PAC 401(k) Profit Sharing Plan. Performance Analysis Corporation, a wholly-owned subsidiary of Manhattan, sponsors a 401(k) Profit Sharing Plan (the "PAC 401(k) Plan"), covering substantially all employees of PAC. Under the PAC 401(k) Plan's deferred compensation arrangement, eligible employees who elect to participate in the PAC 401(k) Plan may contribute up to 15% of eligible compensation, as defined, to the PAC 401(k) Plan. The PAC 401(k) Plan may allow for a matching contribution that is determined by the Board of Directors of PAC each plan year.

Limitation of Liability and Indemnification of Officers and Directors

     Our Articles of Incorporation provide that the liability of the directors to the shareholders for monetary damages shall be limited to the fullest extent permissible under Georgia law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

     Our Bylaws provide that we will indemnify each of our officers, directors, employees and agents to the extent that he or she is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of Manhattan, against reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding; provided, however, that no indemnification shall be made for:

     . any appropriation, in violation of his or her duties, of any business opportunity of Manhattan;

     . acts or omissions that involve intentional misconduct or a knowing violation of law;

     . any liability under Section 14-2-832 of the GBCC, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or

     . any transaction from which he or she derived an improper personal benefit.

We have entered into indemnification agreements with certain officers and directors providing indemnification similar to that provided in the Bylaws.

Compensation Committee Interlocks and Insider Participation

     The following non-employee directors were the members of the Compensation Committee of the Board of Directors during 1998: Brian J. Cassidy and Charles W. McCall. Neither of the members of the Compensation Committee has any direct or indirect material interest in the Company outside of his position as a director.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. To the Company's knowledge, its directors, executive officers and 10% shareholders complied during 1998 with all applicable Section 16(a) filing requirements.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

     The Compensation Committee of the Company's Board of Directors has furnished the following report on Executive Compensation in accordance with the rules and regulations of the Securities and Exchange Commission. This report outlines the duties of the Committee with respect to executive compensation, the various components of the Company's compensation program for executive officers and other key employees, and the basis on which the 1998 compensation was determined for the executive officers of the Company, with particular detail given to the 1998 compensation for the Company's Chief Executive Officer.

Compensation of Executive Officers Generally

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing compensation levels for the executive officers of the Company, including the annual bonus plan for executive officers and for administering the Company's Stock Option Plan. The Committee is comprised of three non-employee directors: Messrs. Cassidy (Chair), Huntz and Noonan. The Committee's overall objective is to establish a compensation policy that will
(i) attract, retain and reward executives who contribute to achieving the Company's business objectives; (ii) motivate executives to obtain these objectives; and (iii) align the interests of executives with those of the Company's long-term investors. The Company compensates executive officers with a combination of salary and incentives designed to focus their efforts on maximizing both the near-term and long-term financial performance of the Company. In addition, the Company's compensation program rewards individual performance that furthers Company goals. The executive compensation program includes the following: (i) base salary; (ii) incentive bonuses; (iii) long-term equity incentive awards in the form of stock option grants; and (iv) other benefits. Each executive officer's compensation package is designed to provide an appropriately weighted mix of these elements, which cumulatively provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity.

     Base Salary. Base Salary levels for each of the Company's executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Committee believes are paid to similar executive officers at companies deemed comparable based on the similarity in revenue level, industry segment and competitive employment market to the Company. In addition, the Committee generally takes into account the Company's past financial performance and future expectations, as well as the performance of the executives and changes in the executives' responsibilities.

     Incentive Bonuses. The Committee recommends the payment of bonuses to provide an incentive to executive officers to be productive over the course of each fiscal year. These bonuses are awarded only if the Company achieves or exceeds certain corporate performance objectives. The incentive bonus to each executive officer is based on the individual executive's performance as it relates to the Company's performance.

     Equity Incentives. Stock options are used by the Company for payment of long-term compensation to provide a stock-based incentive to improve the Company's financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. Generally, stock options are granted to executive officers from time to time based primarily upon the individual's actual and/or potential contributions to the Company and the Company's financial performance. Stock options are designed to align the interests of the Company's executive officers with those of its shareholders by encouraging executive officers to enhance the value of the Company, the price of the Common Stock, and hence, the shareholder's return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with the Company. The Company has granted options to the executives on an ongoing basis to provide continuing incentives to the executives to meet future performance goals and to remain with the Company. During the fiscal year ended

December 31, 1998, options to purchase an aggregate of 805,000 shares of Common Stock were granted to the Company's executive officers.

     Other Benefits. Benefits offered to the Company's executive officers are provided to serve as a safety net of protection against the financial catastrophes that can result from illness, disability, or death. Benefits offered to the Company's executive officers are substantially the same as those offered to all of the Company's regular employees. In 1995, the Company established a tax-qualified deferred compensation 401(k) Savings Plan (the "Plan") covering all of the Company's eligible full-time employees. Under the Plan, participants may elect to contribute, through salary reductions, up to 18% of their annual compensation subject to a statutory maximum. The Company provides additional matching contributions in the amount of 50% up to the first 6% contributed under the Plan. The Plan is designed to qualify under Section 401 of the Internal Revenue Code so that the contributions by employees or by the Company to the Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the Plan, and so that contributions by the Company will be deductible by the Company when made.

Compensation of the Chief Executive Officer

     The Committee annually reviews the performance and compensation of the Chief Executive Officer based on the assessment of his past performance and its expectation of his future contributions to the Company's performance. Alan J. Dabbiere has served as the Company's Chief Executive Officer since 1990. In 1998, Mr. Dabbiere's base salary was set at $150,000, which the Committee believes to be a reasonable salary.

Policy with Respect to Qualifying Compensation for Deductibility

     Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its Chief Executive Officer and the other four most highly compensated executive officers of a corporation. The Company has not established a policy with regard to Section 162(m) of the Code, since the Company has not and does not currently anticipate paying cash compensation in excess of one million dollars per annum to any employee. None of the compensation paid by the Company in 1998 was subject to the limitations on deductibility. The Board of Directors will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.


                                        Compensation Committee

                                        Brian J. Cassidy, Chairman
                                        John J. Huntz, Jr.
                                        Thomas E. Noonan

                            STOCK PERFORMANCE GRAPH

     The following line-graph provides a comparison of the cumulative total shareholder return on the Company's Common Stock for the period from the date of the Company's initial public offering on April 23, 1998 through December 31, 1998, against the cumulative shareholder return during such period achieved by The Nasdaq Stock Market (U.S. Companies) ("Nasdaq US") and the Index for Nasdaq Computer and Data Processing Stocks (the "Nasdaq Computer Index"). The graph assumes that $100 was invested on April 23, 1998 in the Company's Common Stock and in each of the comparison indices, and assumes reinvestment of dividends.


                    Comparison of Cumulative Total Returns


                                                               Index for
                                             Nasdaq Stock   Nasdaq Computer
         Measurement Period   Manhattan       Market (US        and Data
     (Fiscal Year Covered)    Associates      Companies)    Processing Stocks
     ----------------------   ----------     ------------   -----------------
              4/23/98          $100.00         $100.00          $100.00
             12/31/98           181.67          120.14            51.41

     The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (collectively, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             CERTAIN TRANSACTIONS

LLC Distribution and Restructuring

     In April 1998, Manhattan Associates LLC ("Manhattan LLC") contributed all of its assets and liabilities, including the stock of Performance Analysis Corporation, to Manhattan in exchange for Common Stock of Manhattan (the "Restructuring"). Immediately prior to the Restructuring, Manhattan LLC distributed all undistributed earnings, calculated on a tax basis, at December 31, 1997, or approximately $9.2 million, and all undistributed earnings from December 31, 1997 through the date of the Restructuring, or approximately $2.5 million, to Manhattan LLC's shareholders.

Tax Indemnification Agreements

     We have entered into tax indemnification agreements (the "Tax Indemnification Agreements") with Pegasys Systems Incorporated ("Pegasys"), a corporation controlled by Alan J. Dabbiere; Alan J. Dabbiere; Deepak Raghavan, our Chief Technology Officer; two other founders of the Company, Deepak M.J. Rao and Ponnambalam Muthiah; and certain entities affiliated with such individuals. Each of the Tax Indemnification Agreements provide for, among other things, the indemnification of Manhattan by these persons for any federal and state income taxes (including interest and penalties) incurred by us if for any reason Manhattan LLC were to be taxable as a "C" corporation during the period prior to the Restructuring and for any tax liabilities incurred by us by reason of the Restructuring. The liability of each of such persons to us may not exceed the amount of any distributions received (directly or indirectly) by such persons from Manhattan LLC, net of any taxes attributable to his distributed share of Manhattan LLC's income. The Tax Indemnification Agreements also provide for the indemnification by us of each party for certain additional taxes, interest and penalties resulting from Manhattan LLC being taxed as a partnership.

Related Party Transactions

     On December 31, 1995, we entered into a Grid Promissory Note (the "1995 Note") with Alan J. Dabbiere. Pursuant to the 1995 Note, Mr. Dabbiere loaned us $1,000,000 on December 31, 1995 at an interest rate of 5% per year, payable on demand. The balance of the 1995 Note, including accrued interest, was $1,019,000 as of December 31, 1997. On February 6, 1998, we borrowed an additional $900,000 under the 1995 Note. The proceeds of the 1995 Note were used for working capital. We repaid the 1995 Note with a portion of the proceeds of our initial public offering in April 1998.

     On February 16, 1998, Deepak Raghavan, our Chief Technology Officer, invested $1,000,000 in us to purchase 100,000 shares of Common Stock. The proceeds of Mr. Raghavan's investment were used for working capital.

     During 1998, Peter V. Dabbiere, a brother of Alan J. Dabbiere, was employed by us as director of hardware sales and received an aggregate payment of $111,460.

     During 1998, Joel D. Dabbiere, a brother of Alan J. Dabbiere, was employed by us as a senior account executive and received an aggregate payment of $391,875.

     During 1998, David K. Dabbiere, a brother of Alan J. Dabbiere, provided legal and management consulting services to us and received an aggregate payment for consulting services of $17,000. David Dabbiere was employed by us as Vice President, General Counsel and Secretary beginning in March 1998. David Dabbiere was granted an option on February 28, 1998, pursuant to the LLC Option Plan, to purchase 160,000 shares of our Common Stock at $10.00 per share. David Dabbiere was also granted options by Pegasys on February 28, 1998 to purchase 130,000 shares of our Common Stock at $9.50 per share. These options were exercised on February 28, 1998.

     All cash compensation paid to Alan Dabbiere's brothers was comparable to compensation that would have been paid to unaffiliated persons. All options were granted with an exercise price equal to fair market value at the time of grant as determined by our Board of Directors.

     On November 2, 1998, we entered into a Settlement Agreement and Release with Oliver M. Cooper, our former Chief Operating Officer. Pursuant to this agreement, in which Mr. Cooper terminated his employment with us, we must pay Mr. Cooper his monthly salary of $14,583.33 for up to six months after the date of this agreement unless he becomes otherwise employed in this six month period. In addition, we paid Mr. Cooper a bonus of $56,250 for 1998. In return, Mr. Cooper agreed to release us from any claims related to his employment, not to share or use any of our trade secrets, not to disclose any of our confidential information for a period of five years, and not to work for certain of our competitors or to solicit our customers for a period of two years.

     Our Board of Directors has adopted a resolution whereby all future transactions, including any loans from us to our officers, directors, principal shareholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors, if required by law, or a majority of the disinterested shareholders, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                     AMENDMENT TO THE STOCK INCENTIVE PLAN

     The Board has approved and recommends to the shareholders that they approve the proposal to amend the Company's Stock Incentive Plan (the "Plan") to increase the number of shares of Common Stock available for grant under such plan from 7,000,000 to 9,000,000, in each case less the number of shares subject to options issued under the Manhattan Associates LLC Option Plan (the "LLC Plan"), an increase of 2,000,000 shares of Common Stock. As of June 24, 1999, there were approximately 5,862,699 outstanding options to purchase shares of Common Stock under the Plan and the LLC Plan. Therefore, in the event that the proposed amendments are approved, options covering approximately 2,812,088 shares would be immediately available for grant under the Plan. The Plan would continue to provide for an annual increase in the number of shares available for issuance under the Plan in an amount equal to 5% of the outstanding shares of Common Stock of Manhattan. See "Stock Option Plans."

     The text of the proposed amendment to the Plan is set forth in "Annex A" to this Proxy Statement. The Plan is described above under "Stock Option Plans" and is qualified in its entirety by reference to the text of the Plan.

     The proposed amendment to the Plan will be adopted upon receiving the affirmative vote of holders of a majority of the shares present or represented by proxy at the Special Meeting. Proxies will be voted in accordance with the specifications marked thereon, and if no specification is made, will be voted "FOR" adoption of the proposed amendment to the Plan. The Board has determined that the amendment to the Plan is in the best interest of the Company and its shareholders. The proposed amendment would provide a stable pool of additional shares for grant to officers, directors, consultants and key employees of the Company. The Board believes that grants of stock options are an effective method to attract and retain officers, directors, consultants and key employees and that the availability of shares for future grants under the plan is important to the Company's business prospects and operations.

     The Board of Directors recommends a vote FOR the approval of the amendment to the Plan.

                             SHAREHOLDER PROPOSALS

     Rules of the Securities and Exchange Commission require that any proposal by a shareholder of the Company for consideration at the 2000 Annual Meeting of Shareholders must be received by the Company no later than December 3, 1999 if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 2000 Annual Meeting. Under such rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

                                 OTHER MATTERS

     Management of the Company is not aware of any other matter to be presented for action at the Special Meeting other than those mentioned in the Notice of Special Meeting of Shareholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the shareholders arise, the representatives named on the accompanying Proxy will vote in accordance with their best judgment as to the interests of the Company and shareholders.

                                   BY ORDER OF THE BOARD OF DIRECTORS,

                                   /s/ Alan J. Dabbiere
                                   Alan J. Dabbiere,
                                   Chairman of the Board, Chief Executive
                                   Officer and President

                                                                         ANNEX A
                      TEXT OF PROPOSED AMENDMENT NO. 4 TO

                MANHATTAN ASSOCIATES, INC. STOCK INCENTIVE PLAN

     The Manhattan Associates, Inc. Stock Incentive Plan (the "Plan") is hereby amended as follows:

     1.   Increase in Authorized Shares.  Section 3 of the Plan is hereby
          -----------------------------
amended by deleting "7,000,000" in the first sentence thereof and substituting "9,000,000" in its place, so that the first sentence reads: "The initial number of Shares reserved for issuance under this Plan shall be 9,000,000, as adjusted pursuant to Section 11, less the number of Shares subject to options issued under the Manhattan Associates, LLC Option Plan (the "LLC Plan").

[Front of Proxy Card]


                          Manhattan Associates, Inc.
                           2300 Windy Ridge Parkway
                                   Suite 700
                            Atlanta, Georgia 30339

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Alan J. Dabbiere and David K. Dabbiere, Esq., and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of Common Stock of Manhattan Associates, Inc. held of record by the undersigned on June 24, 1999, at the special meeting of Shareholders to be held on July 24, 1999 or any adjournment thereof, as designated on the reverse side hereof and in their discretion as to other matters.

     Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

(Please date and sign on reverse)
(Continued on reverse side)


[Back of Proxy Card]

The shares represented by this proxy will be voted as directed by the Shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" the Proposal.


The Board of Directors Recommends a vote "FOR" the Proposal.

I PLAN TO ATTEND MEETING  [ ]

Proposal - Approval of amendment to the Company's Stock Incentive Plan:
For                 Against             Abstain
[ ]                 [ ]                 [ ]


PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.

_________________________
Date

_______________________________________________________
Signature

_______________________________________________________
Signature if held jointly

_______________________________________________________
Please mark, date and sign as your name appears above and return in the enclosed envelope.